                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                          CHICAGO TITLE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

                           CHICAGO TITLE CORPORATION
                             171 NORTH CLARK STREET
                            CHICAGO, ILLINOIS 60601
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                    APRIL 27, 1999 AT 9:00 A.M., LOCAL TIME
                            ------------------------

                                  HOTEL MONACO
                                225 NORTH WABASH
                            PARIS ROOM - 3RD FLOOR
                               CHICAGO, ILLINOIS

     Notice is hereby given that the 1999 Annual Meeting of Stockholders of Chicago Title Corporation (the "Company") will be held at Hotel Monaco, 225 North Wabash, Paris Room - 3rd Floor, Chicago, Illinois, on Tuesday, April 27, 1999 at 9:00 a.m., local time, for the following purposes:

          1. To elect five directors for terms expiring in 2002.

          2. To consider and take action upon a proposal to ratify the selection of KPMG LLP, independent certified public accountants, as auditors for the Company for the year 1999.

          3. To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

     Holders of common stock of the Company are entitled to vote for the election of directors and on each of the other matters set forth above.

     The stock transfer books of the Company will not be closed. The Board of Directors has fixed the close of business on March 1, 1999 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

     You are cordially invited to be present. Stockholders who do not expect to attend in person are requested to sign and return the enclosed form of proxy in the envelope provided. At any time prior to their being voted, proxies are revocable by written notice to the Secretary of the Company or by voting at the meeting in person.

                                            By order of the Board of Directors

                                                    PAUL T. SANDS, JR.

                                            Executive Vice President, General
                                                   Counsel and Secretary

March 29, 1999

                                                                          (LOGO)

                           CHICAGO TITLE CORPORATION
                             171 NORTH CLARK STREET
                            CHICAGO, ILLINOIS 60601

                                PROXY STATEMENT

                            ------------------------

            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 27, 1999
                            ------------------------

     This statement is furnished in connection with the solicitation of proxies by the Board of Directors of Chicago Title Corporation (the "Company") from holders of the Company's outstanding shares of common stock ("Common Stock") entitled to vote at the 1999 Annual Meeting of Stockholders of the Company (and at any and all adjournments thereof) (the "1999 Annual Meeting") for the purposes referred to below and set forth in the accompanying Notice of Annual Meeting of Stockholders. These proxy materials are being mailed to stockholders on or about March 29, 1999.

     The Board of Directors has fixed the close of business on March 1, 1999 as the record date for the determination of stockholders entitled to notice of, and to vote at, said meeting. Holders of Common Stock are entitled to one vote for each share held of record on the record date with respect to each matter to be acted on at the 1999 Annual Meeting.

     On March 1, 1999, there were outstanding and entitled to vote 21,919,789 shares of Common Stock.

                            SPIN-OFF OF THE COMPANY

     On June 17, 1998, all of the shares of Common Stock of the Company held by Alleghany Corporation ("Alleghany") were distributed to Alleghany's stockholders on a pro rata basis (the "Spin-Off"), and the Company thereby became a publicly held company. Each stockholder of Alleghany received three shares of Common Stock of the Company for every share of Alleghany common stock owned on the record date for the Spin-Off. The Spin-Off was not taxable to such stockholders based upon an Internal Revenue Service ruling issued in March 1998. The financial services business conducted through Alleghany Asset Management, Inc. ("AAM"), previously a subsidiary of the Company's subsidiary Chicago Title and Trust Company ("CT&T"), was not a part of the distribution and remained with Alleghany.

                             PRINCIPAL STOCKHOLDERS

     As of March 1, 1999, approximately 35.3 percent* of the Company's outstanding Common Stock was believed to be beneficially owned by F.M. Kirby, Allan P. Kirby, Jr., their sister, Grace Kirby Culbertson, and the estate or one or more beneficiaries of the estate of Ann Kirby Kirby, the sister of Messrs. Kirby and Mrs. Culbertson, primarily through a number of family trusts.

     The following table sets forth the beneficial ownership of Common Stock as of March 1, 1999 of certain persons believed by the Company to be the beneficial owners of more than five percent of such class of securities.

                                                     AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                          ---------------------------------------------------------------
                                            SOLE VOTING      SHARED VOTING POWER
NAME AND ADDRESS                           POWER AND SOLE       AND/OR SHARED                    PERCENT
OF BENEFICIAL OWNER                       INVESTMENT POWER    INVESTMENT POWER       TOTAL       OF CLASS
-------------------                       ----------------   -------------------   ----------    --------
F.M. Kirby..............................       880,713            1,883,901         2,764,614(1)   12.6
  17 DeHart Street
  P.O. Box 151
  Morristown, NJ 07963
Allan P. Kirby, Jr......................     1,661,507                   --         1,661,507(2)    7.6
  14 E. Main Street
  P.O. Box 90
  Mendham, NJ 07945
Grace Kirby Culbertson..................       423,291              756,318         1,179,609(3)    5.4
  Blue Mill Road
  Morristown, NJ 07960
Estate of Ann Kirby Kirby...............       953,643            1,178,358         2,132,001(4)    9.7
  c/o Carter, Ledyard & Milburn
  2 Wall Street
  New York, NY 10005

---------------
(1) Includes 331,032 shares of Common Stock held by F.M. Kirby as sole trustee of trusts for the benefit of his children; 1,296,693 shares held by a trust of which Mr. Kirby is co-trustee and primary beneficiary; and 587,208 shares held by trusts for the benefit of his children and his children's descendants as to which Mr. Kirby was granted a proxy and, therefore, had shared voting power. Mr. Kirby disclaims beneficial ownership of the Common Stock held for the benefit of his children and for the benefit of his children and his children's descendants. Mr. Kirby held 549,681 shares directly.

(2) Includes 104,919 shares of Common Stock held by a child of Allan P. Kirby, Jr., as to which Mr. Kirby holds an irrevocable power of attorney; and 916,965 shares held by a trust of which of Mr. Kirby is co-trustee and beneficiary. Mr. Kirby disclaims beneficial ownership of the Common Stock held by his child. Mr. Kirby held 639,623 shares directly (which includes 1,000 shares granted to him as a restricted stock award under the Chicago Title Corporation 1998 Long-Term Incentive Plan (the "1998 Long-Term Incentive Plan"), which shares of restricted stock will vest on June 18,
    2001).

(3) Includes 125,658 shares of Common Stock held by Grace Kirby Culbertson as co-trustee of trusts for the benefit of her children; and 630,660 shares held by trusts for the benefit of Mrs. Culbertson and her descendants, of which Mrs. Culbertson is co-trustee. Mrs. Culbertson held 423,291 shares directly.

(4) The representatives of the estate of Ann Kirby Kirby, who died in 1996, have declined to supply information with respect to the ownership by her estate and its beneficiaries of Common Stock of the Company; therefore, the Company does not know whether her estate or any beneficiary of her estate beneficially owns more than five percent of its Common Stock. However, Mrs. Kirby filed a statement on
---------------

* See Note (4) on this page 2.

Schedule 13D dated April 5, 1982 with the Securities and Exchange Commission reporting beneficial ownership, both direct and indirect through various trusts, of 710,667 shares of the common stock of Alleghany Corporation, a Maryland corporation and the predecessor of Alleghany ("Old Alleghany"). Upon the liquidation of Old Alleghany in December 1986, stockholders received $43.05 in cash and one share of Alleghany common stock for each share of Old Alleghany common stock. The information provided herein as to the ownership by the estate of Mrs. Kirby of Common Stock of the Company is based solely on her Schedule 13D statement with respect to ownership of the common stock of Old Alleghany, the number of shares of Alleghany common stock distributed in respect of such Old Alleghany shares in the liquidation of Old Alleghany, and the number of shares of Common Stock of the Company distributed in respect of such Alleghany shares in the Spin-Off. Such information does not reflect the two-percent stock dividends paid in each of the years 1985 through 1997 by Old Alleghany or Alleghany; if Mrs. Kirby, her estate and the beneficiaries of her estate held the 710,667 shares of Old Alleghany common stock reported in Mrs. Kirby's
Schedule 13D statement together with all stock dividends received in consequence through the liquidation of Old Alleghany, held all Alleghany shares received in the liquidation of Old Alleghany together with all stock dividends received in consequence through the effective date of the Spin-Off, and continued to hold all shares of Common Stock of the Company received on the effective date of the Spin-Off through March 1, 1999, the beneficial ownership of Common Stock of the Company would have increased by 625,947 shares.

                           1.  ELECTION OF DIRECTORS

     Pursuant to the Company's certificate of incorporation and by-laws, the Board of Directors is divided into three separate classes of directors, which are required to be as nearly equal in number as practicable. At each annual meeting of stockholders, one class of directors is elected to a term of three years. The Board of Directors increased the authorized number of directors from fourteen to fifteen earlier this year; the newly created seat on the Board of Directors is currently vacant.

     Norman R Bobins, John F. Farrell, Jr., Robert M. Hart, Philip G. Heasley and Alan N. Prince have been nominated by the Board of Directors for election as directors at the 1999 Annual Meeting, each to serve for a term of three years, until the 2002 Annual Meeting of Stockholders and until his successor is duly elected and qualified. Messrs. Bobins, Hart, Heasley and Prince were elected by the Board of Directors effective upon the Spin-Off to fill vacancies resulting from the adoption by Alleghany as the sole stockholder of the Company of new by-laws of the Company as of such date. Mr. Hart also served on the Board of Directors of the Company prior to the Spin-Off. Mr. Farrell has been nominated to fill the vacancy resulting from the increase in the authorized number of directors described above.

     Proxies in the enclosed form received from holders of Common Stock prior to the 1999 Annual Meeting will be voted for the election of the five nominees named above as directors of the Company unless stockholders indicate otherwise. If any of the foregoing nominees is unable to serve for any reason (which event is not anticipated), the shares represented by the enclosed proxy may be voted for such other person or persons as may be determined by the holders of such proxy unless stockholders indicate otherwise. Directors will be elected by an affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the 1999 Annual Meeting. Thus, those nominees who receive the five highest number of votes for their election as directors will be elected, regardless of the number of shares that are not voted for the election of such nominees. Shares with respect to which authority to vote for any nominee or nominees is withheld will not be counted in the total number of shares voted for such nominee or nominees.

     The following information includes the age, the year in which first elected a director of the Company, the principal occupation (in italics), and other directorships of each of the nominees named for election as directors, and of the other current directors of the Company whose terms will not expire until 2000 or 2001.

                             NOMINEES FOR ELECTION

NORMAN R BOBINS               Director since 1998                         Age 56

President and Chief Executive Officer, LaSalle National Bank and LaSalle National Corporation (commercial banking); Chairman, LaSalle N.A.; director, Center Point Properties. Member of the Audit Committee.

JOHN F. FARRELL, JR.                                                      Age 61

Chairman, Automatic Service Company (food and vending service company); trustee, Boston College and John F. Kennedy Library.

ROBERT M. HART                Director since 1998                         Age 54

Senior Vice President, General Counsel and Secretary, Alleghany Corporation (reinsurance and insurance, financial services and mining). Chairman of the Compensation Committee.

PHILIP G. HEASLEY             Director since 1998                         Age 49

Vice Chairman, U.S. Bancorp (banking); director, SunAmerica Inc. Member of the Audit and Compensation Committees.

ALAN N. PRINCE                Director since 1998                         Age 60

Retired Senior Executive Vice President, Chicago Title Insurance Company. Member of the Real Estate Committee.

                      DIRECTORS WHOSE TERMS EXPIRE IN 2000

WILLIAM K. LAVIN              Director since 1998                         Age 54

Financial Consultant; director, Alleghany Corporation and Stratford Acquisition Corporation. Chairman of the Audit Committee and member of the Executive and Nominating Committees.

MARGARET P. MacKIMM           Director since 1998                         Age 65

Retired Senior Vice President -- Communications, Kraft Foods, Inc. and its predecessor Kraft, Inc. (multinational marketer and processor of food products); director, Venator Group, Inc. Member of the Compensation Committee.

LANGDON D. NEAL               Director since 1998                         Age 41

Attorney, Earl L. Neal and Associates (law firm). Member of the Real Estate Committee.

JOHN RAU                      Director since 1998                         Age 50

President and Chief Executive Officer, Chicago Title Corporation; President and Chief Executive Officer, Chicago Title and Trust Company and Chicago Title Insurance Company; director, Borg-Warner Automotive, Inc., First Industrial Realty Trust, Inc., LaSalle National Bank and Nicor, Inc. Member of the Executive Committee.

RICHARD P. TOFT               Director since 1998                         Age 62

Chairman of the Board of Directors, Chicago Title Corporation; Chairman and Chief Executive Officer, Alleghany Asset Management, Inc. (financial services); director, Peoples Energy Corporation and Cologne Life Reinsurance Company. Member of the Executive and Nominating Committees.

                      DIRECTORS WHOSE TERMS EXPIRE IN 2001

JOHN J. BURNS, JR.            Director since 1998                         Age 67

President, chief executive officer and chief operating officer, Alleghany Corporation (reinsurance and insurance, financial services and mining); director, Alleghany Corporation and Burlington Northern Santa Fe Corporation. Chairman of the Executive and Nominating Committees.

PETER H. DAILEY               Director since 1998                         Age 68

Chairman, Enniskerry Financial (investments); director, Jacobs Engineering Group Inc., Krause Furniture Co., Pinkerton's, Inc., Sizzler, Inc. and Wirthlin Worldwide. Member of the Compensation Committee.

ALLAN P. KIRBY, JR.           Director since 1998                         Age 67

President, Liberty Square, Inc. (investments); management of family and personal affairs; director, Alleghany Corporation. Member of the Audit and Compensation Committees.

M. LEANNE LACHMAN             Director since 1998                         Age 56

Managing Director, Boston Financial (investment management-equity real estate); director, Lincoln National Corporation and Liberty Property Trust. Chairman of the Real Estate Committee and member of the Audit Committee.

LAWRENCE F. LEVY              Director since 1998                         Age 55

Chairman of the Board and Chief Executive Officer, The Levy Organization (real estate, restaurants, and food service). Member of the Executive and Real Estate Committees.

     All of the foregoing persons have had the principal occupations indicated throughout the last five years, except as follows. Mr. Farrell also served as Chairman and Chief Executive Officer of North American Mortgage Company (mortgage company) until October 1997. Mr. Hart has served as Senior Vice President and General Counsel of Alleghany since September 1994 and as Secretary since 1995; he was a partner of Donovan Leisure Newton & Irvine (law firm) prior thereto. Mr. Prince served as Senior Executive Vice President of CT&T's subsidiary Chicago Title Insurance Company ("CTI") from January 1995 to December 1998 and as Executive Vice President prior thereto. Mr. Lavin served as Vice-Chairman of the Board and Chief Executive Officer of Woolworth Corporation (retailing) from May 1994 to September 1994 and as Chairman of the Board and Chief Executive Officer prior thereto. Ms. MacKimm served as Senior Vice President -- Communications, Kraft Foods, Inc. and its predecessor Kraft, Inc. prior to her retirement in June 1989. Mr. Rau has served as President and Chief Executive Officer of the Company since June 1998 and as President and Chief Executive Officer of CT&T and CTI since January 1997; he was Dean of the School of Business at Indiana University (education) prior thereto. Mr. Toft has served as Chairman of the Board of Directors of the Company since June 1998 and as Chairman and Chief Executive Officer of AAM since October 1995; he also served as Chairman of CT&T from January 1994 to July 1998, as President and Chief Executive Officer of CT&T from January 1994 to July 1996, as President and Chief Executive Officer of CTI prior thereto, and as Senior Vice President of Alleghany until October 1995. Ms. Lachman joined Boston Financial as Managing Director in January 1999 following its acquisition of Schroder Real Estate Associates; she was Managing Director, Schroder Real Estate Associates (investment management-equity real estate) prior thereto and Managing Director, Schroder Mortgage Associates (investment management-commercial mortgages) until August 1998.

     The Board of Directors held four meetings in 1998. Each director attended all of the meetings of the Board of Directors that were held during the period of his or her service in 1998, except that each of Mr. Dailey and Mr. Kirby attended two of the three meetings that were held during the period of his service.

     The Executive Committee may exercise certain powers of the Board of Directors regarding the management and direction of the business and affairs of the Company when the Board of Directors is not in session. All action taken by the Executive Committee is reported to and reviewed by the Board of Directors. This committee held two meetings in 1998, which all members attended.

     The Audit Committee of the Board of Directors reviews and makes reports and recommendations to the Board of Directors with respect to the selection of the independent auditors of the Company and its subsidiaries, the arrangements for and the scope of the audits to be performed by them, and the internal audit activities, accounting procedures and controls of the Company and its subsidiaries, and reviews the annual consolidated financial statements of the Company and its subsidiaries. This committee held three meetings in 1998, which all members attended except that each of Mr. Heasley, Ms. Lachman and Mr. Kirby attended two of the three meetings that were held.

     The Compensation Committee of the Board of Directors reviews and makes reports to the Board of Directors with respect to the compensation policies and practices of the Company. This committee reviews the annual recommendations of the Chief Executive Officer regarding the compensation of officers of the Company and its subsidiaries and reviews the annual recommendation of the Chairman of the Executive Committee regarding the compensation of the Chief Executive Officer of the Company, and makes recommendations to the Board of Directors with respect to such compensation. This committee also administers the Company's 1998 Long-Term Incentive Plan and Employee Stock Purchase Plan. The Compensation Committee held five meetings in 1998, and each member attended at least 75 percent of the meetings that were held during the period of his or her service.

     The Nominating Committee of the Board of Directors screens candidates and makes recommendations to the Board of Directors as to persons to be nominated by the Board of Directors for election thereto by the stockholders or to be chosen by the Board of Directors to fill newly created directorships or vacancies on the Board of Directors. This committee held no meetings in 1998.

     The Real Estate Committee of the Board of Directors evaluates and reviews any real estate transaction proposed to be entered into by the Company or any of its subsidiaries as principal which involves amounts in excess of $1 million. This committee held two meetings in 1998, which all members attended except that Mr. Levy attended one of the two meetings that were held.

            SECURITIES OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the beneficial ownership of Common Stock as of March 1, 1999 of each of the nominees named for election as a director, each of the other current directors and each of the executive officers named in the Summary Compensation Table below.

                                                  AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                      -----------------------------------------------------------------
                                         SOLE VOTING       SHARED VOTING POWER
                                      POWER AND/OR SOLE       AND/OR SHARED                    PERCENT
      NAME OF BENEFICIAL OWNER        INVESTMENT POWER      INVESTMENT POWER        TOTAL      OF CLASS
      ------------------------        -----------------    -------------------    ---------    --------
Richard P. Toft.....................         24,507                 --               24,507      0.11
Norman R Bobins.....................          1,000                 --                1,000      *
John J. Burns, Jr...................         69,994                 --               69,994(1)   0.32
Peter H. Dailey.....................          1,217                 --                1,217      *
John F. Farrell, Jr.................             --                 --                   --      *
Robert M. Hart......................         10,051                 --               10,051      0.05
Philip G. Heasley...................          1,360                 --                1,360      *
Allan P. Kirby, Jr..................      1,661,507                 --            1,661,507(2)   7.58
M. Leanne Lachman...................          1,733                 --                1,733      *
William K. Lavin....................          2,633                 --                2,633      0.01
Lawrence F. Levy....................          1,217                 --                1,217      *
Margaret P. MacKimm.................          1,217                 --                1,217      *
Langdon D. Neal.....................          1,225                 --                1,225      *
Alan N. Prince......................         17,050                 --               17,050      0.08
John Rau............................        134,462                 --              134,462      0.61
Thomas H. Hodges....................         33,264                 --               33,264      0.15
Michael J. Keller...................         30,000                 --               30,000      0.14
Peter G. Leemputte..................         31,672                 --               31,672      0.14
Christopher Abbinante...............         32,906                 --               32,906      0.15

---------------
   * Less than 0.01%.

 (1) Includes 2,178 shares of Common Stock owned by Mr. Burns's wife. Mr. Burns had no voting or investment power over these shares, and he disclaims beneficial ownership of them.

 (2) See Note (2) on page 2.

     All nominees named for election as a director, directors and executive officers as a group (22 persons) beneficially owned 2,143,678 shares, or approximately 9.8 percent, of the outstanding Common Stock; such nominees, directors and executive officers had sole voting and investment power with respect to 2,141,500 shares, and no voting or investment power with respect to 2,178 shares.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company has determined that, except as set forth below, no person who at any time during 1998 was a director, officer or beneficial owner of more than ten percent of the Company's Common Stock failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, during 1998. Such determination is based solely upon the Company's review of Forms 3, 4 and 5, and written representations that no Form 5 was required, submitted to it during or with respect to 1998. With regard to Ann Kirby Kirby, who, prior to her death in 1996, was believed to be a beneficial owner of more than ten percent of Alleghany Stock based on her Schedule 13D statement filed with the Securities and Exchange Commission in 1982, and, therefore, may be a beneficial owner of more than ten percent of the Company's Common Stock as a result of the Spin-Off, the representatives of the estate of Mrs. Kirby have declined to supply information with respect to its ownership of Common Stock of the Company; therefore, the Company does not know whether her estate or any beneficiary of her estate beneficially owns more than ten percent of its Common Stock during 1998 nor whether any such person was required to file reports required by Section 16(a).

                           COMPENSATION OF DIRECTORS

     Each director of the Company who is not an employee of the Company or any of its subsidiaries receives an annual retainer of $21,000, payable one-half in cash and one-half in shares of the Company's Common Stock as more fully explained below, as well as $750 for each board meeting attended in person and $375 for each conference telephone meeting attended. The Chairman of the Board of Directors receives an additional annual fee of $100,000. In addition, the Chairman of the Executive Committee receives an annual fee of $15,000, and each other member thereof who is not an officer of the Company receives an annual fee of $7,500. The Chairman of the Audit Committee receives an annual fee of $7,500, and each other member thereof receives an annual fee of $4,500. The Chairman of the Compensation Committee receives an annual fee of $4,000, and each other member thereof receives an annual fee of $3,000. Each member of the Nominating Committee who is not an officer of the Company receives $1,000 for each meeting attended. The Chairman of the Real Estate Committee receives an annual fee of $4,000, and each other member thereof receives an annual fee of $3,000. Pursuant to the Directors' Deferred Compensation Plan, a director of the Company may defer all or part of the cash portion of the retainer and committee and per meeting fees.

     Pursuant to the Directors' Equity Compensation Plan, each director of the Company who is not an employee of the Company or any of its subsidiaries received on June 18, 1998 and thereafter will receive in May of each year his or her retainer for the following twelve-months' service as a director, exclusive of any per meeting fees, committee fees or expense reimbursements, payable one-half in shares of the Company's Common Stock, based on the market value (as defined in the plan) of such shares, and one-half in cash. On June 18, 1998, each eligible director received 217 shares of Common Stock.

     On the effective date of the Spin-Off, Mr. Toft, as Chairman of the Board of Directors, received 5,000 shares, and each other director of the Company who was not an employee of the Company or any of its subsidiaries received 1,000 shares, of the Company's Common Stock as restricted stock awards under the 1998 Long-Term Incentive Plan. Such shares of restricted stock may not be transferred until, and will vest on, the third anniversary of the effective date of the Spin-Off.

     Pursuant to the Directors' Stock Option Plan, each director of the Company who is not an employee of the Company or any of its subsidiaries received on June 18, 1998, and thereafter will receive annually as of the first business day after the conclusion of each Annual Meeting of Stockholders held prior to June 30, 2002 an option to purchase 1,000 shares of Common Stock (subject to antidilution adjustments) at a price equal to the fair market value (as defined in the plan) of such shares on the date of grant. Such options may not be transferred until they are exercised, and they become exercisable as to one-third of such shares on each of the first three anniversaries of the date of grant. The options to purchase 1,000 shares of Common Stock granted to each eligible director on June 18, 1998 were granted at a price of $47.0625 per share.

     Mr. Toft received $313,417 from CT&T in 1998 as a payout of a long-term incentive award granted prior to his retirement in 1996 from the executive positions of President and Chief Executive Officer of CT&T. In addition, Mr. Toft receives annual payments of $38,166 under the CT&T Executive Salary Continuation Plan. Mr. Toft serves as Chairman and Chief Executive Officer of AAM for which he earned $167,635 in salary and $92,585 in bonus for the period in 1998 during which AAM was a subsidiary of CT&T.

     Pursuant to an employment agreement with CTI, which term ended on December 31, 1998, Mr. Prince was entitled (i) to receive a salary at an annual rate of $200,000 for 1998 and reimbursement for the cost of leasing an apartment in Chicago (not to exceed $3,000 per month plus an amount equal to income taxes imposed on the amount of such rental allowance), (ii) to be deemed to receive credit for a salary at a rate of $290,000 for 1998 for purposes of the Executive Salary Continuation Plan, the Pension Plan and the Excess Benefits Plan of CT&T, and (iii) to be eligible for a special incentive opportunity of $100,000 based upon performance of personal objectives mutually agreed to by Messrs. Prince and Rau. In connection with such agreement, Mr. Prince served in 1998 as Senior Executive Vice President of CTI, for which he received a salary of $200,000, a bonus of $192,674 and a special bonus of $90,000. Mr. Prince also received in 1998 matching and profit sharing contributions under the CT&T Savings and Profit Sharing Plan, which is a 401(k) plan, in the amount of $14,400, and taxable life insurance benefits valued at $1,379. Mr. Prince retired from CTI on December 31, 1998, and his agreement with CTI entitles him to certain severance benefits in respect of his termination of employment by reason of retirement or otherwise, and prohibits him for a period extending for two years beyond the date of his termination of employment from being associated in any capacity with any business that competes with CTI.

     Each of the non-employee directors of the combined boards of the Company's subsidiaries CT&T and CTI was entitled to receive an annual retainer of $15,000 for his services as such in 1998, as well as $1,300 for the first board meeting held in January and $650 for each board meeting attended thereafter. In addition, each non-employee member of the Finance, Audit and Personnel Committees of these boards was entitled to receive $1,300 for the first committee meeting held in January and $650 for each committee meeting attended thereafter. Mr. Kirby served on these boards and committees until July 15, 1998, and received a total of $15,300 for services in these capacities in 1998.

                             EXECUTIVE COMPENSATION

     The information under this heading relates to the chief executive officer and the four other most highly compensated executive officers of the Company serving as executive officers at the end of 1998 and reflects compensation paid by the Company or, prior to the Spin-Off on June 17, 1998, by CT&T.

                           SUMMARY COMPENSATION TABLE

                                        ANNUAL COMPENSATION                   LONG-TERM COMPENSATION
                                 ----------------------------------   --------------------------------------
                                                                              AWARDS              PAYOUTS
                                                                      -----------------------   ------------
                                                                      RESTRICTED   SECURITIES    LONG-TERM
                                                       OTHER ANNUAL     STOCK      UNDERLYING    INCENTIVE      ALL OTHER
NAME AND PRINCIPAL                           BONUS     COMPENSATION     AWARDS      OPTIONS     PLAN PAYOUTS   COMPENSATION
POSITION(1)               YEAR    SALARY      (2)          (3)           (4)          (#)           (5)            (6)
------------------        ----   --------   --------   ------------   ----------   ----------   ------------   ------------
John Rau................  1998   $415,384   $770,000    $4,061,361    $6,010,548    109,440       $     --      $6,912,123
  President and Chief     1997    387,692    357,199     1,062,869     1,356,800         --             --         575,619
  Executive Officer
Thomas H. Hodges........  1998   $259,615   $245,000    $1,121,179    $1,410,000(7)  30,000(7)    $     --      $   42,219
  Executive Vice          1997     55,769     50,583            --            --         --             --           4,256
  President
Michael J. Keller(8)....  1998   $234,131   $212,400    $1,121,179    $1,410,000(7)  30,000(7)    $     --      $   76,288
  Executive Vice          1997    189,519    178,020            --            --         --             --          53,149
  President
Peter G. Leemputte......  1998   $215,481   $222,188    $1,121,179    $1,410,000     30,000       $     --      $  219,357
  Executive Vice            --         --         --            --            --         --             --              --
  President, Chief
  Administrative Officer
  and Chief Financial
  Officer
Christopher Abbinante...  1998   $169,077   $395,000    $1,121,179    $1,410,000     30,000       $ 59,109      $   32,320
  Senior Vice President   1997    140,000    318,941            --            --         --        117,006          27,722
  and Manager, Eastern
  Division

---------------
(1) All of these executive officers held the specified positions with the Company since the Spin-Off on June 17, 1998. For the last five years, each executive officer had the following principal occupations: Mr. Rau has also served as President and Chief Executive Officer of CT&T and CTI since January 1997, and he was Dean of the School of Business at Indiana University (education) prior thereto. Mr. Hodges has also served as Executive Vice President of CT&T since October 1997, and was Executive Vice President from January 1995 to December 1996, and Senior Vice President prior thereto, of First Chicago NBD Corp. (banking). Mr. Keller has also served as Executive Vice President of CT&T and CTI since February 1997, and was Executive Vice President of Mortgage Banking at Norwest Mortgage Banking (mortgage banking) prior thereto. Mr. Leemputte has also served as Executive Vice President and Chief Administrative Officer of CT&T since January 1998 and Chief Financial Officer of CT&T since March 1998, was Vice President of Mercer Management Consulting, Inc. (management consulting) from July 1996 to January 1998, and was Corporate Vice President and Controller of Armco Inc. (steel manufacturing and metals processing) prior thereto. In addition to his position as Senior Vice President and Manager, Eastern Division, of the Company since the Spin-Off, Mr. Abbinante has also served in those capacities at CTI since such date and prior thereto.

(2) These amounts represent bonuses earned in 1998 under the Company's 1998 Annual Incentive Plan or earned in 1997 under the CT&T Annual Incentive Plan, which are short-term incentive plans designed to reward officers and employees for achieving specified corporate financial performance and specified individual objectives, operating unit objectives, or both, except that the 1997 amount reported for Mr. Abbinante represents a similar bonus paid under an individual agreement.

(3) As more fully explained in Note (4) below, the 1998 amounts represent payments for reimbursement of taxes, including reimbursement of taxes incurred in respect of awards of shares of Common Stock as restricted stock and the reimbursement itself, and the 1997 amount for Mr. Rau represents payments for reimbursement of taxes incurred by Mr. Rau as a result of the award of shares of Alleghany common stock as restricted stock and the reimbursement itself.

(4) The 1998 amount for Mr. Rau represents 108,684 restricted shares of Common Stock of the Company granted under the 1998 Long-Term Incentive Plan in connection with the Spin-Off, valued on June 16, 1998, which was the date of grant. All of such shares will vest on the first day that the New York Stock Exchange is open for the transaction of business (a "business day") after the third anniversary of the date of grant. Prior to vesting, the shares are not transferable. Any dividends payable on these restricted shares are subject to the same restrictions that exist in respect of such restricted shares. The 1997 amount for Mr. Rau represents 6,400 restricted shares of Alleghany common stock granted to him in connection with the commencement of his term of employment as President and Chief Executive Officer of CT&T on January 1, 1997, valued on the date of grant. The Alleghany shares are not transferable by Mr. Rau during his employment with the Company or for two years thereafter. Dividends will be payable on the restricted shares of Alleghany common stock if and to the extent paid on Alleghany common stock generally, regardless of whether the shares are vested at the time the dividend is paid. Of the Alleghany shares awarded to Mr. Rau, 2,800 shares vested upon commencement of his employment and the remaining 3,600 shares vest at the rate of 75 shares per month over the period from January 1997 through December 2000. On the effective date of the Spin-Off, Mr. Rau received 19,200 shares of Common Stock of the Company in respect of such Alleghany restricted shares, and such shares of Common Stock of the Company are subject to the same restrictions and vesting schedule as the Alleghany restricted shares in respect of which the Company's shares were distributed. Mr. Rau held an aggregate of 6,400 restricted shares of Alleghany common stock and 127,884 restricted shares of Common Stock of the Company on December 31, 1998, with values of $1,202,400 and $6,002,555, respectively. The 1998 amounts for each of Messrs. Hodges, Keller, Leemputte and Abbinante represent 30,000 restricted shares of Common Stock granted to each under the 1998 Long-Term Incentive Plan in connection with the Spin-Off, valued on June 16, 1998, which was the date of grant. 15,000 of such shares will vest on the first business day after the second anniversary of the date of grant and 15,000 shares will vest on the first business day after the third anniversary of the date of grant. Prior to vesting, the shares are not transferable. Cash dividends will be payable on these restricted shares if and to the extent paid on the Company's Common Stock generally, regardless of whether the shares are vested at the time the dividend is paid; any other dividends are subject to the same restrictions that exist in respect of such restricted shares. In the event of a "change in control" of the Company (as defined in the 1998 Long-Term Incentive Plan), all restricted shares of Common Stock of the Company that are not yet vested immediately become 100% vested. Each of Messrs. Hodges, Keller, Leemputte and Abbinante held 30,000 restricted shares of Common Stock of the Company on December 31, 1998, with a value of $1,408,125.

(5) These amounts represent (i) payouts in 1998 and 1997 in settlement of performance units awarded under the Manager Section of CT&T's Performance Unit Incentive Plan of 1995, which was a long-term incentive plan providing for payouts in cash and common stock of Alleghany based upon CT&T's return on equity and the application of multipliers relating to dividends paid and an expense ratio in each year of the award period; and (ii) payouts in 1998 and 1997 under CT&T's Quality Business Management Incentive Plan, which was a long-term incentive plan providing for payouts in cash based upon favorable title insurance claims experience.

(6) The 1998 amounts represent (i) benefits of a group life insurance policy maintained by the Company on behalf of its employees, including Messrs. Rau, Hodges, Keller, Leemputte and Abbinante, valued at $3,168, $1,872, $1,656, $542, and $652, respectively, (ii) $14,400 credited to each of the accounts of Messrs. Rau, Hodges, Keller, Leemputte and Abbinante under CT&T's Savings and Profit Sharing Plan, which is a 401(k) plan offering employees an opportunity to save a portion of their income on a deferred basis, and providing for matching contributions by CT&T of $0.25 for every $1.00, up to 6 percent of salary, that such employees contribute to the plan (within Internal Revenue Service limits), and up to an additional $1.25 for every such $1.00, depending on the profitability of the Company, (iii) $37,450, $22,511, $21,065, $16,915 and $17,268 accrued in respect of Messrs. Rau,
    Hodges, Keller, Leemputte and Abbinante, respectively, under CT&T's Executive Salary Continuation Plan, which is a retirement plan designed to encourage key employees to remain with the Company until retirement and which provides post-retirement monthly income of 2 percent of final monthly income at retirement multiplied by the number of years of participation in the plan, up to a maximum of 10 percent of final monthly salary, (iv) in the case of Messrs. Rau, Hodges and Keller, $7,533, $2,075 and $6,901, respectively, contributed to a defined contribution retirement savings plan maintained for certain employees, (v) in the case of Messrs. Rau, Hodges and Keller, $39,731, $1,361 and $3,270, respectively, accrued under an excess benefits savings plan maintained for certain employees, representing the amount by which the Company's contribution to the defined contribution retirement savings plan referred to above was limited by the application of certain provisions of the Internal Revenue Code, (vi) in the case of Mr. Rau, in connection with the commencement of his employment as President and Chief Executive Officer of the Company, $6,809,841, paid to him for the repurchase by the Company of an option to purchase one percent of the outstanding common stock of CT&T for $3.5 million, (vii) in the case of Mr. Leemputte, a bonus of $187,500 paid in connection with the commencement of his employment with the Company, and
    (viii) in the case of Mr. Keller, $28,996 in reimbursement of various costs incurred in relocation.

(7) These restricted shares were granted to each of Messrs. Hodges and Keller in lieu of an option to acquire 0.285% of the outstanding common stock of CT&T for $1.0 million, exercisable in the event of a sale or public offering of CT&T, which was granted to each in connection with the commencement of his employment as an Executive Vice President of CT&T.

(8) Mr. Keller left the Company in March 1999.

                          OPTION GRANTS IN LAST FISCAL YEAR

                                                                                              POTENTIAL REALIZABLE
                                                                                                    VALUE AT
                                                                                                 ASSUMED ANNUAL
                                                                                                 RATES OF STOCK
                                                                                               PRICE APPRECIATION
                                    INDIVIDUAL GRANTS                                          FOR OPTION TERM(2)
------------------------------------------------------------------------------------------   -----------------------
                                                    PERCENT OF
                                      NUMBER OF       TOTAL
                                      SECURITIES     OPTIONS
                                      UNDERLYING    GRANTED TO    EXERCISE OR
                                       OPTIONS     EMPLOYEES IN   BASE PRICE    EXPIRATION
                NAME                  GRANTED(#)       1998        ($/SH)(1)       DATE        5%($)        10%($)
                ----                  ----------   ------------   -----------   ----------   ----------   ----------
John Rau............................   109,440         12.4%       $47.0625      6/18/08     $3,239,118   $8,208,624
Thomas H. Hodges....................    30,000          3.4%       $47.0625      6/18/08     $  887,916   $2,250,171
Michael J. Keller...................    30,000          3.4%       $47.0625      6/18/08     $  887,916   $2,250,171
Peter G. Leemputte..................    30,000          3.4%       $47.0625      6/18/08     $  887,916   $2,250,171
Christopher Abbinante...............    30,000          3.4%       $47.0625      6/18/08     $  887,916   $2,250,171

---------------
(1) These options, which were granted under the 1998 Long-Term Incentive Plan, become exercisable on the first business day after the third anniversary of the date of grant. The exercise price is equal to the fair market value of the Company's Common Stock on the date of grant. The option exercise price may be paid in shares of the Company's Common Stock owned by the executive officer, in cash, or a combination thereof. In the event of a "change in control" of the Company (as defined in the 1998 Long-Term Incentive Plan), all options that are not yet exercisable immediately become 100% exercisable and will be exercisable for the remaining duration of the award.

(2) These amounts represent values that might be realized upon exercise of the options immediately prior to the expiration of their ten-year term, assuming the specified annual rates of stock price appreciation compounded annually over such term. Such rates are presented as examples pursuant to Securities and Exchange Commission rules, and do not reflect management's assessment of the Company's future stock price performance. These amounts do not take into account provisions of the options relating to a change in control of the Company, termination of the options following termination of employment or restrictions on transferability.

                EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
                        AND CHANGE-IN-CONTROL AGREEMENTS

     Mr. Rau has an employment agreement with the Company, with an initial term from January 1, 1997 to December 31, 2001. Thereafter, the agreement will be automatically extended from year to year unless either party gives notice to the contrary at least nine months before the initial term or any subsequent renewal date. The agreement may be terminated on or after January 1, 1999, by Mr. Rau or by the Company, without cause on sixty days written notice. However, if the Company terminates his employment without cause, Mr. Rau will receive severance benefits based upon the remaining term of the agreement. Such severance benefits will consist of continuation of Mr. Rau's base salary and annual bonuses for that remaining term, at the rate of his then current annual base salary and 60% of his maximum annual bonus, pro rata vesting of his long-term incentive awards, and continuation of all employee benefits for that remaining term. If Mr. Rau resigns due to a reduction in base salary or a material reduction in his duties or authority, or if he resigns within ninety days after the Company gives notice that the agreement will not be renewed, such resignation will be deemed a termination by the Company without cause. Mr. Rau's employment may also be terminated for cause (defined as willful failure to perform his duties after written notice from the Company's Board of Directors, gross misconduct or conviction of a felony involving personal dishonesty), or disability (inability to perform his duties for ninety or more days within any twelve-month period). In the event of termination for cause or disability or death or voluntary resignation, Mr. Rau is not entitled to further compensation except as provided under the terms of the various incentive and benefit plans in which he participates at the time of termination.

     The agreement entitles Mr. Rau to be employed as President and Chief Executive Officer of the Company and CT&T, to receive a salary at an annual rate of at least $400,000 for 1998 (to be adjusted thereafter as periodically recommended by the Compensation Committee), to participate in all the Company incentive and benefit plans for which he is eligible, to be credited under qualified and non-qualified defined contribution plans with years of service credit beginning in June 1972, and to receive vacation and all other benefits normally provided to senior executives of the Company. Mr. Rau is entitled to participate in the Company's annual incentive plans with the opportunity to earn each year an annual bonus at a maximum amount equal to not less than 150% of his base salary. For calendar year 1998, his bonus opportunity was equal to 150% of his base salary, with two-thirds of such bonus opportunity dependent upon the accomplishment of specified corporate financial goals, and one-third of such bonus opportunity dependent upon the accomplishment of personal objectives agreed to by Mr. Rau and the Compensation Committee. Such annual bonus was paid under the 1998 Annual Incentive Plan in a combination of cash and shares of the Company Common Stock, as determined by the Company's Board of Directors; however, not more than 25% of such bonus shall be paid in shares of the Company's Common Stock. In addition, prior to the Spin-Off, Mr. Rau entered into an agreement modifying the terms of performance units awarded to him under CT&T's Executive Performance Unit Plan of 1995, a long-term incentive plan which provided for payouts of performance units for the award period in cash and common stock of Alleghany based upon CT&T's return on equity and the application of multipliers relating to dividends paid and an expense ratio in each year of the award period. On June 16, 1998, pursuant to such agreement, the Company granted to Mr. Rau an award of 108,684 restricted shares of Common stock which will vest (including as to dividends) on the first business day after the third anniversary of the date of grant. On June 18, 1998, the Compensation Committee, awarded to Mr. Rau non-qualified stock options to purchase 109,440 shares of the Company Common Stock. Such awards are governed by separate agreements and by the provisions of the 1998 Long-Term Incentive Plan. In the event of a "change in control" (as defined in the 1998 Long-Term Incentive Plan), (i) all unvested shares of restricted stock shall vest, and become transferable and shall cease to be forfeitable and (ii) all options not then exercisable shall become exercisable. In connection with the restricted stock award, Mr. Rau made an election under Section 83(b) of the Code, and the Company made a payment to Mr. Rau to reimburse him for income and employment taxes imposed on the value of the restricted stock award and the amount of the payment.

     In the event of termination of his employment, any unvested shares of Alleghany restricted stock, or Common Stock of the Company distributed in respect thereof, will be subject to mandatory sale at $0.66 per share of Alleghany restricted stock or $0.34 per share of Common Stock of the Company, to Alleghany or the Company, as the case may be. Vesting of all of Mr. Rau's shares of Alleghany restricted stock and shares of the Company Common Stock distributed in respect thereof will be accelerated if the Company's Board of Directors approves an acquisition of the Company prior to January 1, 2001. Neither the shares of Alleghany restricted stock nor the shares of the Company's Common Stock distributed in respect thereof will be transferable during Mr. Rau's employment with the Company or for two years thereafter.

     Mr. Rau is prohibited, for a period of two years from any termination of his employment, from soliciting the employment or engagement of any employees or agents of the Company and, at any time, from disclosing any confidential information of the Company. In addition, he is prohibited from competing with the title insurance business, or title related businesses, of the Company for one year after any termination of his employment. However, at any time following termination by the Company without cause, Mr. Rau may elect to waive further payment of all severance benefits described above and be released from his covenant not to compete.

     Mr. Hodges has an arrangement which established his title, responsibilities, initial salary and participation in the annual and long-term incentive plans of CT&T. It also provides that in the event of an involuntary termination of his employment with the Company prior to October 1999, he will be paid a severance of 18 months of his base salary and bonus at 60% of his base salary reduced by one-half month's base salary and bonus at 60% of base for each month since October 1997.

     Mr. Leemputte has an arrangement which established his title, responsibilities, initial salary, signing bonus and participation in the annual and long-term incentive plans of CT&T. It also provides that in the event of an involuntary termination of his employment with the Company prior to December 1999, he will be paid a severance of 18 months of his base salary and target cash bonus ("target compensation"), reduced by one-half month's target compensation for each month served.

     In connection with the end of Mr. Keller's employment with the Company in March 1999, CT&T and Mr. Keller entered into a termination agreement. This agreement entitles Mr. Keller to receive $112,500, payable in six equal monthly installments, which amount represents one-half of his annual base salary at the time of the end of his employment. Mr. Keller will also receive approximately $626,500 in cash in February 2000 in settlement of an award granted to him under the Performance Unit Incentive Plan of 1995, which award would have otherwise been forfeited at the time of his termination of employment.

                               PENSION PLAN TABLE

     CT&T maintains a defined benefit pension plan for eligible employees hired before January 1, 1995. Mr. Abbinante participates in CT&T's Pension Plan, which provides eligible employees with retirement income in the form of monthly life annuity payments after their retirement. CT&T's Excess Benefits Pension Plan restores benefits to certain employees whose benefits are limited under the Pension Plan due to provisions in the Internal Revenue Code regarding the maximum amount of benefits payable under qualified plans.

     The following table shows the estimated annual retirement benefit payable under CT&T's Pension Plan (reflecting the Social Security offset described below) to a participant who, upon retirement on January 1, 1998 at age 65, had achieved the final average annual covered remuneration and years of service indicated. The amounts shown include the additional sums payable under CT&T's Excess Benefits Pension Plan. The amounts shown assume payment in the form of a straight life annuity, with payment continuing for a period of ten years from retirement if the participant dies during such period.

            FINAL AVERAGE                                  YEARS OF SERVICE
            ANNUAL COVERED              ------------------------------------------------------
             REMUNERATION                 15         20          25          30          35
            --------------              -------    -------    --------    --------    --------
$125,000..............................  $28,666    $38,221    $ 47,776    $ 57,332    $ 66,887
 150,000..............................   35,041     46,721      58,401      70,062      81,762
 175,000..............................   41,416     55,221      69,026      82,832      96,637
 200,000..............................   47,791     63,721      79,651      95,582     111,512
 225,000..............................   54,196     72,221      90,276     108,332     126,387
 250,000..............................   60,541     80,721     100,901     121,082     141,262

     A participant's accrued benefit under CT&T's Pension Plan, expressed as a monthly annuity starting at age 65, is calculated by multiplying his or her final average annual covered remuneration by 1.7 percent, dividing by twelve and multiplying the result by his or her years of credited service not exceeding thirty-five. Final average annual covered remuneration is defined as the highest average monthly base salary (excluding bonuses and overtime pay and subject to certain tax limitations, but including any amount by which an employee's compensation is reduced to make before-tax contributions under CT&T's Savings and Profit Sharing Plan or any similar plan) over a consecutive 60-month period during the last 120 months of employment, multiplied by twelve. Pursuant to CT&T's Pension Plan and CT&T's Excess Benefits Pension Plan, such salary is determined using amounts which would appear in the salary column in the Summary Compensation Table for the relevant years. The benefit is reduced by a portion of the participant's Social Security benefits. A participant may retire as early as age 55, but the benefit payable to him or her at that time will be actuarially reduced to reflect the commencement of benefit payments prior to age 65, unless he or she has reached age 62 and has at least twenty years of service.

     As of December 31, 1998, the credited years of service and the average annual covered remuneration for Mr. Abbinante were 22.8 years and $128,650, respectively.

     For employees hired after January 1, 1995, including Messrs. Rau, Hodges, Keller and Leemputte, CT&T maintains a defined contribution retirement savings plan and an excess benefits savings plan, contributions and accruals, respectively, to which are based upon salary, length of service and age. The contributions and accruals to these plans on behalf of Messrs. Rau, Hodges and Keller in 1998 appear in the column entitled "All Other Compensation" in the Summary Compensation Table set forth herein. No contribution or accrual was made to either plan on behalf of Mr. Leemputte in 1998 because he joined CT&T after January 1 of that year.

                       EXECUTIVE SALARY CONTINUATION PLAN

     Messrs. Rau, Hodges, Keller, Leemputte and Abbinante participate in CT&T's Executive Salary Continuation Plan, which is a retirement plan designed to encourage key employees to remain with CT&T or the Company until retirement. The plan provides post-retirement monthly income of two percent of final monthly income at retirement multiplied by the number of years of participation in the plan, up to a maximum of 10 percent of final monthly salary. Benefits are actuarially reduced for early retirement between the ages of 55 and 65. Payments under the plan are payable for life or ten years, whichever is greater. If a participant dies prior to retirement, annual payments of 25 percent of final salary are payable until what would have been the employee's 65th birthday or for ten years, whichever is greater. Based upon 1998 year-end salaries, Messrs. Rau, Hodges, Keller, Leemputte and Abbinante would be entitled to an annual benefit at their normal retirement age of $40,000, $25,000, $22,500, $22,500 and $21,000, respectively.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Prior to the effective date of the Spin-Off, AAM and its subsidiary The Chicago Trust Company ("TCTC") were subsidiaries of CT&T, and these companies furnished various services to each other while they were affiliated. Upon the Spin-Off, AAM and TCTC remained with Alleghany and agreements were entered into to provide for the continuation of such services between AAM and TCTC, on the one hand, and the Company and its subsidiaries, on the other hand, as described below. Mr. Toft, Chairman of the Board of Directors of the Company, is also Chairman and Chief Executive Officer of AAM.

     The Company and certain of its subsidiaries entered into agreements with TCTC providing for the management by TCTC of substantially all of the long-term investable assets and certain of the short-term investable assets of the Company and its subsidiaries. The term of the agreements is five years, with automatic one-year renewals unless either party terminates by giving notice of such termination at least three months prior to the end of any such term. The agreements also may be terminated by the Company or its subsidiaries party thereto in the event that investment performance is unsatisfactory. The investment management fees paid by the Company and certain of its subsidiaries to TCTC in 1998 under such agreements were approximately $600,000. CT&T and AAM entered into an agreement pursuant to which CT&T will continue to furnish various administrative services to AAM. The initial term of the agreement ended on December 31, 1998. Certain administrative services continue to be furnished pursuant to recently negotiated terms. Fees paid by AAM to CT&T in 1998 under this agreement were approximately $585,000. TCTC has a sublease with CT&T for space in the Company's headquarters in Chicago until 2012 at a rent and on such other terms as are currently applicable to CT&T for such space. Total payments made in 1998 under this sublease were $875,000. Finally, in connection with the Spin-Off, CT&T forgave $500,000 of indebtedness of AAM to CT&T.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to the establishment of the Compensation Committee of the Company in connection with the Spin-Off, the President and Chief Executive Officer of CT&T and the Personnel Committee of the Board of Directors of CT&T (two of the members of which were executive officers of CT&T or a subsidiary thereof) determined the compensation arrangements of executive officers of CT&T, including executive officers of the Company who then held similar positions at CT&T. The Compensation Committee of CT&T's parent Alleghany, none of the members of which was an officer or employee of Alleghany or any of its subsidiaries in 1998, reviewed such compensation arrangements at CT&T.

     Messrs. Burns and Hart, executive officers of Alleghany, were members of the Compensation Committee of the Board of Directors of the Company from its establishment on June 15, 1998 until the Spin-Off on June 17, 1998. On such date, Mr. Burns resigned as a member, Mr. Hart was reappointed as Chairman, and Messrs. Dailey, Heasley and Kirby and Ms. MacKimm were appointed as members of this committee. None of such members was an officer or employee of the Company or any of its subsidiaries in 1998.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Preparing for the Spin-Off

     One of the primary reasons for the Spin-Off was the need, in the competitive and rapidly changing environment in which the Company operates, to foster development of an entrepreneurial culture at the Company. As an independent public company, the Company would be able to provide equity-based compensation and incentives to enable it to retain and recruit senior management and motivate employees throughout the organization. Therefore, in anticipation of the Spin-Off, the overall compensation arrangements of CT&T were reviewed and, with the assistance of a recognized national compensation consulting firm, substantially modified at the direction of the Board of Directors of Alleghany to make them more performance-driven and equity-based. These modifications included the following:

     - CT&T's Annual Incentive Plan, a short-term plan that paid annual bonuses in cash, was carried over to the Company in 1998, but a portion of such bonuses for 1998 was paid, and for future years will be payable, in Common Stock.

     - The values of outstanding performance units previously awarded to certain executive officers (including Mr. Rau and the other named executive officers) under the CT&T Performance Unit Incentive Plan of 1995, CT&T's long-term incentive plan which made payouts primarily in cash, were fixed as of year-end 1998 or, in the case of one award granted to Mr. Rau, terminated in consideration of awards of restricted shares of Common Stock pursuant to the 1998 Long-Term Incentive Plan.

     - In place of the CT&T Performance Unit Incentive Plan of 1995, the 1998 Long-Term Incentive Plan was established, pursuant to which substantial awards of restricted shares of Common Stock and options to purchase Common Stock were made to executive officers, as described below under "Long-Term Incentive Compensation."

     - The CT&T Savings and Profit Sharing Plan was amended to provide that the guaranteed matching contribution payable by Chicago Title is payable in Common Stock.

     - Chicago Title established the Employee Stock Purchase Plan, which provides for the purchase of Common Stock by employees at a discount to market prices.

     - The compensation arrangements of executive officers who were hired in the early months of 1998 were established by the Board of Directors of CT&T and reviewed by the Alleghany Board of Directors with an eye toward the policies underlying the Spin-Off. Messrs. Keller and Hodges were hired in 1997; outstanding options to purchase CT&T common stock, which were granted to each in connection with the commencement of his employment with CT&T, were terminated in consideration of awards of restricted shares of Common Stock under the 1998 Long-Term Incentive Plan.

     - The employment agreement with Mr. Rau, who was the President and Chief Executive Officer of CT&T and who assumed those positions at the Company, was amended to provide for the increase of his annual bonus opportunity to 150 percent of his salary and to provide for substantial awards of restricted stock and, at the discretion of the Compensation Committee of the Board of Directors of the Company, options to purchase Common Stock of the Company. An outstanding option to purchase CT&T common stock granted to Mr. Rau was repurchased by the Company.

After the Spin-Off

     The Compensation Committee of the Board of Directors (the "Compensation Committee") was appointed in June 1998 in connection with the Spin-Off, and is currently composed of the five non-employee directors whose names appear at the end of this report. An important objective of the Compensation Committee is to continue the equity-based incentive policies underlying the Spin-Off to ensure that the compensation and general human resource programs and practices of the Company are competitive and are effectively designed to attract, retain, develop and motivate highly qualified personnel. Such policies are also intended to link the interests of the Company's executive officers with the interests of the Company's stockholders. The remainder of this report describes in more detail the compensation policies underlying the Spin-Off and in effect thereafter as they relate to the executive officers of the Company.

Annual Compensation

     There were no salary adjustments for executive officers from 1997 to 1998. Salary adjustments during 1998 were made only for those executive officers whose responsibilities changed during the year. Salaries are expected to be reviewed annually in the future.

     Annual bonuses are generally paid to executive officers under an annual incentive plan. The 1998 Annual Incentive Plan was designed to reward officers for the achievement of specified corporate financial performance and, in the case of certain officers, the attainment of special objectives crafted on an individual or group basis. Consistent with the Company's policy of emphasizing equity-based compensation, 25% of the annual bonuses paid in respect of 1998 to certain participants (including Mr. Rau and the other named executive officers) was paid in Common Stock and the remainder was paid in cash unless deferred at the election of the participant. In anticipation of the Spin-Off, the 1998 annual bonus opportunity of the President and Chief Executive Officer of the Company was increased from 90 percent to 150 percent of salary in his amended employment agreement with the Company, which was approved by the Board of Directors upon the recommendation of the Compensation Committee. For other executive officers employed by CT&T for any portion of 1997, bonus opportunities for 1998 were adjusted from those established in the prior year by CT&T in proportion to changes in salaries, if any, in 1998. Bonus opportunities for executive officers of the Company as a percentage of salaries are believed to generally conform to prevailing practices in a broad cross-section of American industry.

     For 1998, one-half to two-thirds of the annual bonus opportunities depended on corporate financial objectives; two-thirds of Mr. Rau's annual bonus opportunity depended on such corporate financial objectives. The corporate financial objective under the 1998 Annual Incentive Plan was the achievement of a level of cyclical pre-tax earnings in 1998 as compared against plan earnings, with an incentive factor or multiplier based on cyclical net revenue margin in 1998, which was calculated as adjusted pre-tax contribution from title operations and real estate services divided by net revenue. The target for cyclical pre-tax earnings was 100 percent of plan, which would have produced a payout of 60 percent of the bonus opportunity, subject to the application of the incentive factor. The maximum amount(100 percent of the bonus opportunity) could have been earned at 110 percent of plan cyclical pre-tax earnings, and the minimum amount (25 percent of the bonus opportunity) could have been earned at 90 percent of plan cyclical pre-tax earnings, in each case subject to the application of the incentive factor. The target for the application of the incentive factor for cyclical net revenue margin in 1998 was 5 percent, which would have produced an incentive factor of 1.0. The maximum incentive factor (1.5) would have been applied if cyclical net revenue margin reached 8 percent or more, and the minimum incentive factor (0.5) would have been applied if cyclical net revenue margin reached 3 percent. Bonus opportunities between the minimum and maximum amounts of cyclical pre-tax earnings and cyclical net revenue margin would have been interpolated on a straight line basis. For 1998, the Company's cyclical pre-tax earnings exceeded 110 percent of plan and cyclical net revenue margin exceeded 8 percent. Therefore, the maximum amounts were earned on that portion of the annual bonus opportunities that was dependent on corporate financial objectives.

     The remainder of the annual bonus opportunities of the executive officers of the Company for 1998 was based on achievement of special objectives. Mr. Rau earned 85 percent of the one-third of his annual bonus opportunity for 1998 that was dependent upon special objectives as a result of the substantial completion of his objectives, including streamlining various operations of the Company, planning for the development of institutional business and for changes in the business cycle, and successfully completing the Spin-Off.

Long-Term Incentive Compensation

     In addition to annual compensation, the Company provides long-term incentive compensation to its executive officers pursuant to awards under the 1998 Long-Term Incentive Plan. The Compensation Committee selects from among eligible individuals those persons who shall receive awards, and determines the types and terms and conditions of all awards, which may include the completion of specified periods of service in the employ of the Company, the achievement of specified business objectives and/or personal performance goals. Subject to certain limitations, the Compensation Committee may provide for adjustments in the number and kind of shares of Common Stock subject to outstanding awards and option prices of outstanding stock options in the event of corporate transactions involving the Company, such as stock dividends, stock splits, recapitalizations, mergers, liquidations and the like. In the event of a "change in control" of the Company (as defined in the 1998 Long-Term Incentive Plan), all outstanding awards immediately become exercisable or vested, as the case may be. The 1998 Long-Term Incentive Plan authorized the award of a maximum of 2,230,000 shares of Common Stock, of which (i) a maximum of 1,580,000 shares may be issued in connection with awards in the form of options and stock appreciation rights, and (ii) a maximum of 650,000 shares may be issued in connection with stock awards. These amounts were intended to be sufficient for awards to be made during the three-to-five years after the Spin-Off.

     Consistent with the equity-based compensation practices adopted in anticipation of the Spin-Off, the long-term incentive awards to the Company's executive officers in 1998 were made in the form of restricted shares of Common Stock that vest on the third anniversary (in the case of Mr. Rau) and one-half on the second anniversary and one-half on the third anniversary (in the case of the other executive officers) of the grant date (and, except for one executive officer who was hired after the Spin-Off, reimbursement of taxes associated with such awards), and options to purchase Common Stock that become exercisable on the third anniversary of the grant date. These awards of long-term incentive compensation to executive officers of the Company in 1998, which totaled 303,684 shares (and $11,111,395 in tax reimbursements), were believed to be substantially above the median of prevailing practices in a broad cross-section of American industry and were intended to provide an initial, significant equity ownership in the executive officers as an incentive to maximize long-term stockholder value and in recognition of the early payout or termination of existing long-term incentives. The substantial vesting periods associated with these awards also encourage the executive officers to remain with the Company during and after its transition to an independent, publicly traded company. These awards reflect the Company's policy of emphasizing long-term corporate performance over short-term results, and align the interests of the executive officers with those of the stockholders of the Company. In light of the size of these awards, additional awards to the executive officers are not expected in 1999 or 2000 except in the event of changes in responsibilities or as a result of other special circumstances.

Section 162(m) of the Internal Revenue Code of 1986

     The Revenue Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986, as amended. Section 162(m), which became effective for tax years beginning January 1, 1994, disallows a deduction to the Company for any compensation paid to a "covered employee" in excess of $1 million per year, subject to certain exceptions. In general, "covered employees" include the chief executive officer and the four other most highly compensated executive officers of the Company who are in the employ of the Company and are officers at the end of the tax year. Among other exceptions, the deduction limit does not apply to compensation that meets the specified requirements for "performance-based compensation." Those requirements include the establishment of objective performance goals by a committee of the Board of Directors composed solely of two or more outside directors, stockholder approval of the material terms of the performance goals under which the compensation is to be paid prior to payment of such compensation, and certification by the committee that the performance goals have been achieved. While the Compensation Committee believes that the Company should seek to obtain maximum deductibility of compensation paid to executive officers, the Compensation Committee also believes that the interests of the Company and its stockholders are best served by assuring that appropriate compensation arrangements are established to retain and incent executive officers.

     Currently, awards of long-term compensation under the 1998 Long-Term Incentive Plan are intended to qualify as "performance-based compensation" for purposes of Section 162(m). The Compensation Committee does not currently intend to structure the annual bonuses to comply with Section 162(m). Such bonuses do not meet the requirement of Section 162(m) that they be payable "solely on account of the attainment of one or more preestablished, objective performance goals," since in most cases such bonuses also have subjective performance goals. In addition, the performance goals under the Company's 1998 and 1999 Annual Incentive Plans were not submitted for the approval of the stockholders of the Company, as required by Section 162(m). The Compensation Committee believes the annual bonuses, as currently structured, best serve the interests of the Company and its stockholders by allowing the Company to recognize an executive officer's contribution.

     With respect to other compensation that may be paid to executive officers of the Company in the future, the Compensation Committee will consider the requirements of Section 162(m) and will make determinations based upon the best interests of the Company and its stockholders.

Other Benefits

     The Company also provides to its executive officers other benefits, such as retirement income, death benefits and savings credits, including those described elsewhere in this proxy statement. The amounts of these benefits generally are tied directly to salaries, as variously defined in the relevant plans. Such additional benefits are believed to be typical of the benefits provided by other public companies to their executives.

                                          Robert M. Hart
                                          Peter H. Dailey
                                          Philip G. Heasley
                                          Allan P. Kirby, Jr.
                                          Margaret P. MacKimm

                                          Compensation Committee
                                          of the Board of Directors

                               PERFORMANCE GRAPH

     The following graph compares at the end of each of the last seven months of 1998 the cumulative total stockholder return on the Common Stock, the cumulative total return on the Standard & Poor's 500 Stock Index (the "S&P 500") and the cumulative total return on the common stock of a group of "peer" issuers.

     The Company is engaged through its subsidiaries in the business of title insurance and other related services for residential and commercial real estate transactions. "Peer" issuers for the Company are publicly held title insurance companies which have been selected for their similarities to the Company in terms of line of business, holding company structure and/or concentration of ownership, although any "peer" issuer, in the Company's view, is significantly different from other "peer" issuers and from the Company due to the individual character of the business of each.

     The group of "peer" issuers consists of Fidelity National Financial, Inc., The First American Financial Corporation, LandAmerica Financial Group, Inc., Old Republic International Corporation, and Stewart Information Services Corporation.

                             [PERFORMANCE GRAPH]

                                                      CHICAGO TITLE               S&P 500 INDEX                PEER GROUP
                                                      -------------               -------------                ----------
June 18,1998                                                100                         100                         100
Jun 1998                                                  98.27                      104.06                      112.75
Jul 1998                                                  99.47                      102.95                      103.44
Aug 1998                                                  75.59                       88.07                       90.80
Sep 1998                                                  94.79                       93.71                       99.19
Oct 1998                                                  89.82                      101.33                       88.92
Nov 1998                                                 101.16                      107.47                       96.47
Dec 1998                                                 101.57                      113.67                      100.54

     The foregoing performance graph assumes the investment of $100 on June 18, 1998 (the first day of regular way trading of the Common Stock of the Company on the New York Stock Exchange), and the reinvestment of any cash dividend on the ex-dividend date in respect of such dividend. Total returns on the common stock of "peer" issuers are weighted by stock market capitalization at June 30, 1998.

             2.  RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected KPMG LLP, independent certified public accountants, as independent auditors for the Company for the year 1999. A resolution will be submitted to stockholders at the meeting for ratification of such selection. Although ratification by stockholders is not a prerequisite to the ability of the Board of Directors to select KPMG LLP as the Company's independent auditors, the Company believes such ratification to be desirable. If the stockholders do not ratify the selection of KPMG LLP, the selection of independent auditors will be reconsidered by the Board of Directors; however, the Board of Directors may select KPMG LLP notwithstanding the failure of the stockholders to ratify its selection.

     The Board of Directors recommends a vote "FOR" this resolution. Proxies solicited by the Board of Directors will be so voted unless stockholders specify a contrary vote. The resolution may be adopted by a majority of the votes cast with respect thereto.

     KPMG LLP have been the Company's independent auditors since its incorporation in March 1998 and CT&T's independent auditors since 1985.

     It is expected that a representative of KPMG LLP will be present at the meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

             3.  ALL OTHER MATTERS THAT MAY COME BEFORE THE MEETING

     As of the date of this statement, the Board of Directors knows of no business that will be presented for consideration at the meeting other than that referred to above. As to other business, if any, that may come before the meeting, proxies in the enclosed form will be voted in accordance with the judgment of the person or persons voting the proxies.

                     STOCKHOLDER NOMINATIONS AND PROPOSALS

     The Nominating Committee of the Board of Directors will receive at any time and will consider from time to time suggestions from stockholders as to persons to be nominated by the Board of Directors for election thereto by the stockholders or to be chosen by the Board of Directors to fill newly created directorships or vacancies on the Board of Directors.

     The Company's by-laws require that there be furnished to the Secretary of the Company at the Company's principal executive offices written notice with respect to the nomination of a person for election as a director (other than a person nominated by or at the direction of the Board of Directors), as well as the submission of a proposal (other than a proposal submitted by or at the direction of the Board of Directors), at an annual meeting of stockholders. In order for any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder and the nominee or the proposal, as the case may be, and must be delivered to the Secretary of the Company at the Company's principal executive offices not less than 90 days prior to the first anniversary of the preceding year's annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed more than 60 days after such anniversary date, notice by the stockholder to be timely must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which the public announcement of the date of such meeting is first made.

     In the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Company at least 100 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by the Company's by-laws shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered not later than the close of business on the tenth day following the day on which such public announcement is first made by the Company.

     Nominations by stockholders of persons for election to the Board of Directors may be made at a special meeting of stockholders if the stockholder's notice required by the Company's by-laws is delivered not later than the close of business on the later of the 90 days prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

     A copy of the applicable by-law provisions may be obtained, without charge, upon written request to the Secretary of the Company at the Company's principal executive offices.

     In accordance with the rules of the Securities and Exchange Commission, any proposal of a stockholder intended to be presented at the Company's 2000 Annual Meeting of Stockholders must be received by the Secretary of the Company by November 30, 1999 in order for the proposal to be considered for inclusion in the Company's notice of meeting, proxy statement and proxy relating to the 2000 Annual Meeting, scheduled for Tuesday, April 25, 2000.

                             ADDITIONAL INFORMATION

     At any time prior to their being voted, the enclosed proxies are revocable by written notice to the Secretary of the Company or by appearance at the meeting and voting in person. A quorum comprising the holders of a majority of the outstanding shares of Common Stock on the record date must be present in person or represented by proxy for the transaction of business at the 1999 Annual Meeting.

     Solicitation of proxies will be made by mail, telephone and, to the extent necessary, by telegrams and personal interviews. Expenses in connection with the solicitation of proxies will be borne by the Company. Brokers, custodians and fiduciaries will be requested to transmit proxy material to the beneficial owners of Common Stock held of record by such persons, at the expense of the Company. The Company has retained Kissel-Blake to aid in the solicitation of proxies, and for its services the Company expects to pay fees of approximately $8,000 plus expenses.

                                            By order of the Board of Directors

                                                    PAUL T. SANDS, JR.

                                            Executive Vice President, General
                                                   Counsel and Secretary

March 29, 1999

PROXY                                                                      PROXY




                          CHICAGO TITLE CORPORATION


                  Proxy For Annual Meeting on April 27, 1999


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



   The undersigned hereby appoints Richard P. Toft, John Rau and Paul T. Sands, Jr. proxies, each with the power to appoint his substitute and with authority in each to act in the absence of the other, to represent and to vote all shares of stock of Chicago Title Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Chicago Title Corporation to be held at Hotel Monaco, 225 North Wabash, Paris Room -- 3rd Floor, Chicago, Illinois, on Tuesday, April 27, 1999 at 9:00 a.m., local time, and any adjournments thereof, as indicated on the proposals described in the Proxy Statement, and all other matters properly coming before the meeting.


     IMPORTANT--This Proxy Must Be Signed And Dated On The Reverse Side.



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
                          Chicago Title Corporation

    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.



      A vote FOR Items 1 and 2 is recommended by the Board of Directors



                                           For         Withhold         For All
                                           All           All            Except

1. Election of Directors                   [ ]           [ ]              [ ]
   Norman R Bobins John F. Farrell, Jr.
   Robert M. Hart Philip G. Heasley
   Alan N. Prince

Instruction: To withhold authority to vote
for an individual nominee, write that
nominee's name in the following space:
__________________________________________


                                             For        Against        Abstain

2. Ratification of KPMG LLP as independent   [ ]          [ ]            [ ]
   auditors for the year 1999.





Dated: _________________, 1999



______________________________
 Signature



______________________________
 Signature (if held jointly)



THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE. IF NO CHOICES ARE INDICATED. THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

Please sign exactly as your name or names appear hereon. For joint accounts, both owners should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

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                             FOLD AND DETACH HERE